AMENDMENT

REGARDING INSURANCE COMPANY PRINTING/DISTRIBUTION

OF FUND MATERIALS

THIS AMENDMENT (“Amendment”) is effective January 1, 2012, by and between MUTUAL OF AMERICA LIFE INSURANCE COMPANY (the “Company”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”) and AMERICAN CENTURY SERVICES, LLC (“Transfer Agent” and collectively with Distributor, “American Century”).

WHEREAS, the Company and Distributor and/or Transfer Agent, (and in some cases one of Distributor or Transfer Agent’s affiliates), are parties to a selling agreement, as amended, (the “Agreement”), pursuant to which shares of certain registered investment companies within the American Century Investments mutual fund complex (the “Funds”) are made available to act as investment vehicles for separate accounts established for variable life insurance policies and/or variable annuity contracts offered by insurance companies, including the Company;

WHEREAS, the parties have agreed to amend the Fund Participation Agreement dated December 30, 1988 for Separate Account No. 1 (the “Agreement”) to modify the terms regarding the printing and distribution of Fund prospectuses, shareholder reports and other related Fund materials (the “Fund Materials”) and the reimbursement of out-of-pocket expenses related thereto;

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Schedule A. Schedule A attached hereto, which sets forth the responsible parties for printing and distribution of Fund Materials and the payment of related out-of-pocket expenses, is hereby added to the Agreement

2. Ratification and Confirmation of Agreement. The parties hereby agree that all previous agreements or other arrangements between the parties regarding the printing, distribution and reimbursement of expenses related to Fund Materials, whether included in the Agreement or otherwise, are hereby superseded by this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

AMERICAN CENTURY SERVICES, LLC		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Janet A. Nash	By:	/s/ Cindy A. Johnson
Name:	Janet A. Nash	Name:	Cindy A. Johnson
Title:	Vice President	Title:	Vice President

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

By:	/s/ Myron Schlanger

Name:	Myron Schlanger
Title:	Sr VP & Assoc Treasurer

SCHEDULE A

EXPENSES

The Distributor and the Company will coordinate the functions related to Fund Materials and pay the costs of completing these functions based upon an allocation of costs in the tables below.

To the extent Fund Materials are bundled with materials of other funds offered by Company, costs shall be allocated to reflect the Distributor’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents. Notwithstanding anything to the contrary, the parties agree that to the extent that Distributor reimburses Company for printing or delivery costs incurred with respect to the distribution of Fund Materials, Distributor will only be responsible for reimbursing the portion of the expenses incurred by the Company which are directly related to printing and delivery (including postage) the Distributor’s Fund Materials. Distributor shall not be responsible for reimbursing expenses that are excessive or unnecessary based on available industry standards.

Company shall send invoices for such expense to the Distributor within 90 days of the date on which the Fund Materials are distributed or within 45 days of receipt by the Company of the printer’s invoice, whichever date is later, along with such other supporting data as may be reasonably requested. The invoice will reference the applicable Item and Function, along with the Distributor’s number of pages printed. The Company invoices should be sent to the following email message group: fund_reports_reimbursement@americancentury.com. Fees will be payable within 45 days of receipt of the invoice, as long as such supporting data defines the appropriate expenses.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus	Distributor shall supply the Company with such numbers of the Designated Portfolio(s) prospectus(es) as the Company may reasonably request and/or provide the Company with a print ready PDF of the Designated Portfolio(s) prospectus(es) for printing and expense reimbursement	Distributor and/or Company	Distributor will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to any Designated Portfolio.

Product Prospectus	Printing, Filing and Distribution	Company	Company will pay printing and delivery.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus Update & Distribution (Supplements)	Fund, Distributor or Fund’s adviser shall supply the Company with such numbers of the Designated Portfolio(s) prospectus supplements as the Company may reasonably request and/or provide the Company with a print ready PDF of the Designated Portfolio(s) prospectus supplements for printing and expense reimbursement	Fund and/or Company	Distributor will pay for printing and delivering (including postage) to existing Contract owners who allocate contract value to any Designated Portfolio.

Product Prospectus Update & Distribution (Supplements)	If Required by Fund or Distributor	Company	Distributor

	If Required by the Company	Company	Company

Mutual Fund SAI	Printing	Distributor	Distributor

	Distribution	Company	Company

Product SAI	Printing & Distribution	Company	Company

Proxy Material for Mutual Fund:	Printing	Distributor or a proxy solicitation firm chosen by the Fund	Distributor

	Distribution (including labor and postage)	Company or a proxy solicitation firm chosen by the Fund	Distributor

Mutual Fund Annual & Semi-Annual Report	Fund, Distributor or Fund’s adviser shall supply the Company with such numbers as the Company may reasonably request and/or provide the Company with a print ready PDF for printing and expense reimbursement	Company	Distributor will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to any Designated Portfolio.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Other communication to Prospective clients	If Required by the Fund or Distributor	Company	Distributor

	If Required by the Company	Company	Company

Other communication to existing Contract owners	Distribution (including labor and printing) if required by the Fund or Distributor	Company	Distributor

	Distribution (including labor and printing) if required by the Company	Company	Company

Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the Fund pursuant to any Rule 12b-1 plan	Fund or Distributor	Fund or Fund’s adviser

Operations of the Account	Federal registration of units of separate account (24f-2 fees)	Company	Company